UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2007

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 Third Street South, Minneapolis, Minnesota	55415
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 332-7371

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 21, 2007, The Valspar Corporation, a Delaware corporation (the “Company”) and certain of its subsidiaries, entered into a First Amendment (the “Amendment”), dated March 21, 2007, to the Five-Year Credit Agreement (the “Credit Agreement”) dated October 25, 2005, among the Company, certain subsidiaries, certain lenders and the parties serving as agents under the Credit Agreement.

The Amendment increases the credit available under the Credit Agreement from $500 million to $600 million. The increase in the credit available will be used for working capital and general corporate purposes.

Under the terms of the Credit Agreement, as amended by the Amendment, the Company and certain of its subsidiaries may obtain revolving loans in an aggregate principal amount at any time outstanding not greater than US$600,000,000 or the equivalent in certain other currencies. Interest on each loan is payable at the fixed rate or variable rate specified for such loan. Borrowings under the Credit Agreement are unsecured and are guaranteed by certain subsidiaries of the Company designated under the Credit Agreement as material domestic subsidiaries. The Company has agreed to comply with certain covenants set forth in the Credit Agreement, including limitations on amount of debt secured by liens, ratio of consolidated debt to consolidated EBITDA and shareholders equity. The covenants also contain certain limitations, subject to various exceptions, on certain mergers, consolidations, sales of assets or discontinuing or eliminating business lines or segments.

The description above is a summary and is qualified in its entirety by the Credit Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed on October 26, 2005, and the Amendment, a copy of which is filed as Exhibit 10.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1 First Amendment, dated as of March 21, 2007, to the Five-Year Credit Agreement dated as of October 25, 2005, among The Valspar Corporation and certain of its subsidiaries and the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as London Agent, J.P. Morgan Australia Limited, as Australian Agent and Barclays Bank PLC, as Syndication Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Dated:	March 23, 2007	/s/Rolf Engh
Name: Rolf Engh Title: Secretary